Exhibit 10.3

PRIVILEGED AND CONFIDENTIAL

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, by and between eLong Inc. (the “Company”), a Cayman Islands corporation, InterActiveCorp (“IAC”) (for purposes of Section 5(c), 11(h) and Annex 3 only), a Delaware corporation and Richard Chen, an individual (the “Employee”) effective as of the consummation of the transactions contemplated by the Transaction Agreement (the “Transaction Agreement”) by and among IAC, the Selling Shareholders listed on Exhibit A thereto, and eLong Inc., dated as of the date hereof (the “Effective Date”).

1.    Definitions.    Capitalized terms used herein and not otherwise defined in the text below will have the meanings ascribed thereto on Annex 1.

2.    Employment; Duties.

(a)    The Company agrees to employ the Employee in the capacity and with such responsibilities as are generally set forth on Annex 2.

(b)    The Employee hereby agrees to devote his or her full time and best efforts in such capacities as are set forth on Annex 2 on the terms and conditions set forth herein. Notwithstanding the foregoing, the Employee may engage in other activities, such as activities involving professional, charitable, educational, religious and similar types of organizations, provided that that the Employee complies with the Employee Non-competition, Non-solicitation, Confidential Information and Work Product Agreement attached hereto as Annex 3 (the “Employee Obligations Agreement”) and such other activities do not interfere with or prohibit the performance of the Employee’s duties under this Agreement, or conflict in any material way with the business of the Company or of its subsidiaries and affiliates. The Employee will be allowed to hold a board of director position with another entity if it has been disclosed to and approved by the Board of Directors of the Company (the “Board”).

(c)    The Employee will use best efforts during the Term to ensure that the Company’s business and those of its subsidiaries and affiliates are conducted in accordance with all applicable laws and regulations of all jurisdictions in which such businesses are conducted.

3.    Compensation.

(a)    Base Annual Payments.    During the Term, the Company will pay the Employee annual base payments as set forth on Annex 2, payable pursuant to the Company’s normal payroll practices.

(b)    Discretionary Bonus.    During the Term, commencing in 2005, the Company, in its sole discretion, may award to the Employee an annual bonus based on the Employee’s performance, the Company’s performance, and other factors deemed relevant by the Company’s Compensation Committee, based upon a target bonus range of 15-50% of annual base salary.

(c)    Stock Options.    The Employee has been granted and may in the future be granted options (the “Company Options”) to purchase Company shares. The Employee shall be permitted to transfer Company Options only with the approval of IAC, so long as IAC beneficially owns at least 15% of the voting power of the Company shares. Notwithstanding the foregoing, any Company Options which were granted to the Employee prior to July 1, 2004 and approved for transfer by the Company’s Board of Directors prior to the date hereof may be so transferred by the Employee without IAC’s approval. Other than terms mentioned herein, the Company Options shall be subject to the terms and conditions of the applicable Company share option plan and any related stock option agreement in effect at the time of grant of the Company Option; provided that, with respect to any Company Options granted on or after July 1, 2004, in the event of a Change in Control, and a Termination by the Employee with Good Reason or a Termination by the Company without Cause following such Change in Control, the Executive shall be entitled to immediate vesting for an additional 12 months for the remaining Company Options that are unvested as of the date of the Termination by the Employee with Good Reason or Termination by the Company without Cause following the Change in Control.

(d)    Reimbursement of Expenses.    The Company will reimburse the Employee for reasonable expenses incurred by the Employee in the course of, and necessary in connection with, the performance by the Employee of his duties to the Company, provided that such expenses are substantiated in accordance with the Company’s policies.

4.    Other Employee Benefits.

(a)    Vacation; Sick Leave.    The Employee will be entitled to such number of weeks of paid vacation each year as are set forth on Annex 2, the taking of which must be coordinated with the Employee’s supervisor in accordance with the Company’s standard vacation policy. Unless otherwise approved by the Board, vacation that is not used in a particular year may only be carried forward to subsequent years in accordance with the Company’s policies in effect from time to time. The Employee will be eligible for sick leave in accordance with the Company’s policies in effect from time to time.

(b)    Healthcare Plan.    The Company will arrange for membership in the Company’s group healthcare plan for the Employee, the Employee’s spouse and the Employee’s children under 18 years old, in accordance with the Company’s standard policies from time to time with respect to health insurance and in accordance with the rules established for individual participation in such plan and under applicable law.

(c)    Life and Disability Insurance.    The Company will provide term life and disability insurance payable to the Employee, in each case in an amount up to a maximum of one times the Employee’s base salary in effect from time to time, provided however, that such amount will be reduced by the amount of any life insurance or death or disability benefit coverage, as applicable, that is provided to the Employee under any other benefit plans or arrangements of the Company. Such policies will be in accordance with the Company’s standard policies from time to time with respect to such insurance and the rules established for individual participation in such plans and under applicable law.

(d)    Other Benefits.    Pursuant to the Company’s policies in effect from time to time and the applicable plan rules, the Employee will be eligible to participate in the other employee benefit plans of general application, which shall include the benefits at the levels set forth on Annex 2.

5.    Certain Representations, Warranties and Covenants of the Employee.

(a)    Related Company Positions.    The Employee agrees that the Employee and members of the Employee’s immediate family will not have any financial interest directly or indirectly (including through any entity in which the Employee or any member of the Employee’s immediate family has a position or financial interest) in any transactions with the Company or any subsidiaries or affiliates thereof unless all such transactions, prior to being entered into, have been disclosed to the Board and approved by a majority of the independent members of the Board and comply with all other Company policies and applicable law as may be in effect from time to time. The Employee also agrees that he or she will inform the Board of any transactions involving the Company or any of its subsidiaries or affiliates in which senior officers, including but not limited to the Employee, or their immediate family members have a financial interest.

(b)    Discounts, Rebates or Commissions.    Unless expressly permitted by written policies and procedures of the Company in effect from time to time that may be applicable to the Employee, neither the Employee nor any immediate family member will be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any sale or purchase of goods or services effected or other business transacted (whether or not by the Employee) by or on behalf of the Company or any of its subsidiaries or affiliates, and if the Employee or any immediate family member (or any firm or company in which the Employee or any immediate family member is interested) obtains any such discount, rebate or commission, the Employee will pay to the Company an amount equal to the amount so received (or the proportionate amount received by any such firm or company to the extent of the Employee’s or family member’s interest therein).

(c)    Sale and Transfer Restrictions.    The Employee acknowledges and agrees that (i) the Employee will sell no more than 7% of his total shareholding, as part of the IAC investment pursuant to the Transaction Agreement and the exercise by IAC of its warrant (the “Warrant”) to purchase the amount of shares required for IAC to hold in the aggregate 51% of fully diluted shares of the Company (the “IAC investment”) and an offering of securities by the Company on the Nasdaq National Market (“the IPO”), and (ii) the Employee will further be restricted to sell in the aggregate (i.e., including the 7% or less portion sold as part of the IAC investment and the IPO) no more than 15% of his total shareholding (the “15% Restriction”) during the three years following the IPO or three years following the exercise of the Warrant in the event there is no IPO (the “Sale Limit Period”). In the event of a Termination of this Agreement for any reason, whether by the Company or the Employee, then the Sale Limit Period applicable to the Employee will end upon the earlier of (a) the date which is three years following the IPO or the three years following the exercise of the Warrant in the event there is no IPO, if and as applicable, and (b) the date which is one year following the date of such Termination; provided, that following the Effective Date, the Company and IAC will discuss and consider in good faith potential individual exceptions to the 15% Restriction on members of the Company’s senior management team to the extent such request is made by the Employee in writing and provided that any exception must be approved by IAC in its sole discretion so long as IAC beneficially owns 15% or more of the voting interests in the Company.

6.    Term; Termination.

(a)    Unless sooner terminated pursuant to the provisions of this Section 6, the term of this Agreement (the “Term”) will commence on the Effective Date and end on the third anniversary of the Effective Date.

(b)    Voluntary Termination by the Employee.    Notwithstanding anything herein to the contrary, the Employee may voluntarily Terminate this Agreement by providing the Company with thirty (30) days’ advance written notice (“Voluntary Termination”), in which case, the Employee will not be entitled to receive payment of any severance benefits or other amounts by reason of the Termination other than accrued salary and vacation through the date of the Termination. The Employee’s right to all other benefits will terminate as of the date of Termination, other than any continuation required by applicable law. Without limiting the foregoing, if, in connection with a Change in Control, the surviving entity or successor to eLong’s business offers the Employee employment on substantially equivalent terms (including position as Chief Technical Officer) to those set forth in this Agreement and such offer is not accepted by the Employee, the refusal by the Employee to accept such offer and the subsequent termination of the Employee’s employment by the Company shall be deemed to be a Voluntary Termination of employment by the Employee and shall not be treated as a termination by the Company without Cause.

(c)    Termination by the Company for Cause.    Notwithstanding anything herein to the contrary, the Company may Terminate this Agreement for Cause by written notice to the Employee, effective immediately upon the delivery of such notice. In such case, the Employee will not be entitled to receive payment of any severance benefits or other amounts by reason of the Termination other than accrued salary and vacation through the date of the Termination. The Employee’s right to all other benefits will terminate, other than any continuation required by applicable law.

(d)    Termination by the Employee with Good Reason or Termination by the Company without Cause.    Notwithstanding anything herein to the contrary, the Employee may Terminate this Agreement for Good Reason, and the Company may Terminate this Agreement without Cause, in either case upon thirty (30) days’ advance written notice by the party Terminating this Agreement to the other party and the Termination shall be effective as of the expiration of such thirty (30) day period. If the Employee Terminates with Good Reason or the Company Terminates without Cause, the Employee will be entitled to continue to receive payment of severance benefits equal to the Employee’s monthly base salary in effect on the date of Termination for the remainder of the Term of this Agreement (the “Severance Period”), provided that the Employee complies with the Employee Obligations Agreement during the Severance Period and executes a release agreement in the form requested by the Company at the time of such Termination that releases the Company from any and all claims arising from or related to the employment relationship and/or such Termination. Such payments will be made ratably over the Severance Period according to the Company’s standard payroll schedule. Health insurance benefits with the same coverage provided to the Employee prior to the Termination (e.g., medical, dental, optical, mental health) and in all other material respects comparable to those in place immediately prior to the Termination will be provided at the Company’s expense during the Severance Period. If the Company has such an insurance policy, the Company will also continue to carry the Employee on its Directors and Officers insurance policy for six (6) years following the Date of Termination at the Company’s expense with respect to insurable events which occurred during the Employee’s term as a director or officer of the Company, with such coverage being at least comparable to that in effect immediately prior to the Termination Date; provided, however, that (i) such terms, conditions and exceptions will not be, in the aggregate, materially less favorable to the Employee than those in effect on the Termination Date and (ii) if the aggregate annual premiums for such insurance at any time during such period exceed two hundred percent (200%) of the per annum rate of premium currently paid by the Company for such insurance, then the Company will provide the maximum coverage that will then be available at an annual premium equal to two hundred percent (200%) of such rate.

(e)    Termination by Reason of Death or Disability.    A Termination of the Employee’s employment by reason of death or Disability shall not be deemed to be a Termination by the Company (for or without Cause) or by the Employee (for or without Good Reason). In the event that the Employee’s employment with the Company Terminates as a result of the Employee’s death or Disability, the Employee or the Employee’s estate or representative, as applicable, will receive all accrued salary and accrued vacation as of the date of the Employee’s death or

Disability and any other benefits payable under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or Disability and in accordance with applicable law. In addition, the Employee or the Employee’s estate or representative, as applicable, will receive the bonus for the year in which the death or Disability occurs to the extent that a bonus would have been earned had the Employee continued in employment through the end of such year, as determined in good faith by the Company’s CEO, Board of Directors or its Compensation Committee based on the specific corporate and individual performance targets established for such fiscal year, and only to the extent that bonuses are paid for such fiscal year to other similarly situated employees.

(f)    Misconduct After Termination of Employment.    Notwithstanding the foregoing or anything herein to the contrary, if the Employee after the termination of his or her employment violates or fails to materially comply with the Employee Obligations Agreement or the Transfer Agreement or, in the event that the Employee becomes a member of the board of directors or controlling shareholder of a PRC Entity and such entity breaches the Structure Contract, (a “Qualifying Structure Contract Breach”) thereafter (1) the Employee shall not be entitled to any payments from the Company, (2) any insurance or other benefits that have continued shall terminate immediately, (3) the Employee shall promptly reimburse to the Company all amounts that have been paid to the Employee pursuant to this Section 6; and (4) if the Employee would not, in the absence of such violation or failure to comply, have been entitled to severance payments from the Company equal to at least six (6) months’ base salary, pay to the Company an amount equal to the difference between six (6) months’ base salary and the amount of severance pay measured by base salary reimbursed to the Company by the Employee pursuant to clause 3 of this sentence.

(g)    Offset.    If the Employee obtains other employment during the Term, the amount of any payment or benefit provided for under Section 6(d) hereof which has been paid to the Employee shall be refunded to the Company by the Employee in an amount equal to any compensation earned by the Employee as a result of employment with or services provided to another employer after the date of the Employee’s termination of employment and prior to the otherwise applicable expiration of the Term, and all future amounts payable by the Company to the Employee during the remainder of the Term shall be offset by the amount earned by the Employee from another employer; provided, that “amounts payable by the Company to the Employee” shall not be construed for purposes of this Section 6(g) to include any amounts earned by the Company from the exercise or sale of Company Options. For purposes of this Section 6(g), the Employee shall have an obligation to inform the Company regarding the Employee’s employment status following termination and during the period encompassing the Term.

7.    Option-Related Provisions.    If this Agreement is Terminated for Cause by the Company or if within two years following any Termination of this Agreement, the Company determines the Employee had engaged in acts while employed by the Company which would have been grounds for Termination for Cause (a “Deemed Cause Event”) or, subject to any applicable statutes of limitations, if the Executive violates the Employee Obligations Agreement or the Transfer Agreement (directly or through a controlled entity) or engages in a Qualifying Structure Contract Breach (each, an “Options Breach”) the Employee will forfeit any equity awards that have been granted to him or her or to which the Employee may be entitled, whether the same are then vested or not, and the same shall thereafter not be exercisable at all, and all shares of common stock of the Company, if any, purchased by the Employee pursuant to the exercise of equity awards and still then owned by the Employee may be repurchased by the Company, at its sole discretion, at the price paid by the Employee for such shares of common stock, and, in the case of Company Options, if the Employee has sold or otherwise transferred such shares of common stock prior to (x) the Employee’s Termination for Cause or (y) the Company’s knowledge of a Deemed Cause Event or (z) an Options Breach, the Company, in its sole discretion, may require the Employee to repay to the Company the excess of (A) the Fair Market Value (as defined in the applicable option plan) of the shares subject to such Company Options on the date of sale or transfer over (B) the exercise price of such Company Options (the “Repayment Amount”), but in no event shall the Repayment Amount exceed the amount of damages resulting from the Employee’s action or inaction (or, in the case of a breach of the Transfer Agreement, the amount of damages necessary to provide for full repayment by the Employee with respect to any applicable indemnities), as determined by the Company (with the approval of IAC so long as it beneficially owns 15% or more of the voting interests of the Company) in its reasonable discretion. The terms of all outstanding option grants are hereby amended to conform with this Section 7. For purposes of this Section 7, the definition of Cause shall not include clauses (vi) or (viii) of the Cause definition in Annex 1.

8.    Employee Obligations Agreement.    By signing this Agreement, the Employee hereby agrees to execute and deliver to the Company the Employee Obligations Agreement, and such execution and delivery shall be a condition to the Employee’s entitlement to his or her rights under this Agreement.

9.    Governing Law; Arbitration.

(a)    This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

(b)    Notwithstanding subsection (c) below, at the option of IAC or the Company, each of the parties hereto agrees for the benefit of IAC or the Company that any State or Federal court sitting in Delaware shall have exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) and enforce any rights which may arise in connection with the validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement. Each party hereto consents to venue in the Delaware Courts and irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any action therein. Each party hereto agrees that the summons and complaint or any other process in any action may be served by notice given in accordance with Section 10, or as otherwise permitted by law. Each party hereto irrevocably waives the right to trial by jury.

(c)    Subject to the option in favor of IAC or the Company set out in subsection (b) above, any controversy or claim arising out of or relating to this Agreement shall be determined by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association. The tribunal shall consist of three arbitrators. The seat of the arbitration shall be New York. The language of the arbitration shall be English. The parties hereto agree that the tribunal constituted under this clause shall have the power to grant the relief of specific performance in appropriate circumstances, and further agree, for the avoidance of doubt, that any competent court of its jurisdiction (including in the PRC courts) may enforce an order of the tribunal for specific performance. By agreeing to arbitration pursuant to this clause, the parties hereto waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority, in as far as such waiver may validly be made, save that the parties do not intend to deprive any competent court of its jurisdiction (including the PRC courts) to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings or the enforcement of any award.

10.    Notices.    All notices, requests and other communications under this Agreement will be in writing (including facsimile or similar writing and express mail or courier delivery or in person delivery, but excluding ordinary mail delivery) and will be given to the address stated below:

(a)    if to the Employee, to the address or facsimile number that is on file with the Company from time to time, as may be updated by the Employee;

(b)    if to the Company:

Attention: Justin Tang, Chief Executive Officer

10 Jiuxianqiao Middle Road

13/F, Xingke Plaza Building B

Chaoyang District

Beijing, China

100021

With a copy to:

Goulston & Storrs

400 Atlantic Avenue

Boston, MA 02110

Attention: Timothy B. Bancroft, Esq.

(c)    if to IAC:

InterActiveCorp

152 West 57th Street

New York, NY 10019

Attention: General Counsel

With a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Michael S. Katzke, Esq.

or to such other address or facsimile number as either party may hereafter specify for the purpose by written notice to the other party in the manner provided in this Section 10. All such notices, requests and other communications will be deemed received: (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section 10 if confirmation of receipt is received; (ii) if given by express mail or courier delivery, five (5) days after sent; and (iii) if given in person, when delivered.

11.    Miscellaneous.

(a)    Entire Agreement.    This Agreement constitutes the entire understanding between the Company and the Employee relating to the subject matter hereof and supersedes and cancels all prior and contemporaneous written and oral agreements and understandings with respect to the subject matter of this Agreement, including, without limitation, the employment agreement between the Company and the Employee, dated as of September 1, 2003. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

(b)    Modification; Waiver.    No provision of this Agreement may be modified, waived or discharged unless modification, waiver or discharge is agreed to in writing signed by the Employee and such officer of the Company as may be specifically designated by its Board of Directors. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c)    Successors; Binding Agreement.    This Agreement will be binding upon and will inure to the benefit of the Employee, the Employee’s heirs, executors, administrators and beneficiaries, and the Company and its successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) and any affiliate of the Company to which this Agreement is assigned, subject to the terms and conditions set forth herein.

(d)    Withholding Taxes.    All amounts payable to the Employee under this Agreement and with respect to Company Options will be subject to applicable withholding of income, wage and other taxes to the extent required by applicable law. The Employee hereby agrees to report any amounts paid or benefits provided under this Agreement or under Company Options for purposes of any applicable taxes in a manner consistent with the manner in which the Company reports any such amounts. To the extent that compensation under this Agreement or any other arrangement (including Company Options) may be subject to applicable taxes, the Company may withhold from amounts payable or benefits provided hereunder and may also withhold from any other amounts otherwise due to the Employee any amounts due to the appropriate taxing authority.

(e)    Validity.    The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

(f)    Language.    This Agreement is written in the English language only. The English language also will be the controlling language for all future communications between the parties hereto concerning this Agreement.

(g)    Counterparts.    This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(h)    Annex 3.    IAC may enforce the provisions of Annex 3, so long as IAC remains a shareholder of eLong.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on July 23, 2004.

Signature of Employee:	eLong Inc.

/s/	By:	/s/
Printed name of employee:		Name: Justin Tang
Title: Chief Executive Officer
Richard Chen

InterActiveCorp (for purposes of Section 5(c), 11(h) and Annex 3 only)

	By:	/s/
Name:
Title: